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WidePoint Corporation Appoints Richard L. Todaro and Julia A. Bowen to its Board of Directors

Fairfax, VA – February 7, 2019 – WidePoint Corporation (NYSE American: WYY), the leading provider of Trusted Mobility Management (TM2) specializing in Telecommunications Lifecycle Management, Identity Management and Bill Presentment & Analytics solutions, has appointed Richard L. Todaro and Julia A. Bowen to its board of directors. The appointments of Todaro and Bowen as Class III directors are in accordance with the terms of the appointment and standstill agreement (dated July 3, 2018) by and between WidePoint Corporation and Nokomis Capital, L.L.C., whereby Todaro is the appointee of Nokomis and Bowen as the mutual appointee. With Todaro and Bowen’s appointments, WidePoint’s board of directors expands to seven directors, including six independent directors and one inside director.

Todaro spent 20 years at Kennedy Capital Management, a St. Louis-based, boutique investment firm with more than $5 billion of assets under management, where he held several positions, including portfolio manager and a member of its board of directors. Prior to Kennedy Capital Management, Todaro served as an advisory board member of the University of Missouri – St. Louis Finance Department as well as Gateway Greening. He has also served as a director on public company boards, including Telenav (Nasdaq: TNAV) from 2015 to 2016 and B. Riley Financial (Nasdaq: RILY) from 2014 to 2018. Todaro served in the Air National Guard as a staff sergeant from 1992 to 1998. Todaro received a BSBA in Finance from the University of Missouri – St. Louis and a Master of Finance from Saint Louis University. Todaro is a Chartered Financial Analyst (CFA), and passed the Uniform Investment Advisor Law examination.

Bowen is currently senior vice president, general counsel and corporate secretary of The MITRE Corporation, where she advises on all legal matters, including cybersecurity, contracting, international and global presence, intellectual property, HR, and national security. Previously, Bowen held several senior positions in the private sector, including chief legal counsel of DHL Global Mail, vice president, general counsel and secretary of QuadraMed Corporation, and vice president, general counsel and secretary of TREEV. Bowen is an active member of industry, academic and professional groups, including the Executive Circle Advisory Board of the Northern Virginia Technology Council, the Board of Visitors of The Catholic University of America’s Columbus School of Law and the Association of Corporate Counsel. Bowen graduated from The Catholic University of America, where she received her bachelor’s and law degrees. She is admitted to the bars of Maryland, the District of Columbia and Virginia.

Jin Kang, Chief Executive Officer and President of WidePoint Corporation, stated: “We are excited to welcome Richard and Julia to our board, who join us at an important inflection point in our business. Both individuals bring expert strategic experience and perspective to our company, which we believe will be instrumental as we continue to grow our business and solution offerings. We are confident Richard and Julie will make a positive impact on WidePoint, and we look forward to the benefits our organization, customers, and shareholders will receive from their expertise.”

About WidePoint
WidePoint Corporation (NYSE American: WYY) is a leading provider of technology-based management solutions, including telecom management, mobile management, access management and identity management. For more information, visit widepoint.com.